UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

 Date of Report (Date of earliest event reported): May 3, 2021

Ollie's Bargain Outlet Holdings, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-37501	80-0848819
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.

6295 Allentown Boulevard Suite 1 Harrisburg, Pennsylvania	17112
(Address of Principal Executive Offices)	(Zip Code)

(717) 657-2300
(Registrant’s Telephone Number, Including Area Code)

 Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	OLLI	The NASDAQ Stock Market LLC

 Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐	Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 3, 2021, Ollie’s Bargain Outlet Holdings, Inc. (the “Company”) announced its hiring of Eric van der Valk as Executive Vice President and Chief Operating Officer of the Company.

Mr. van der Valk, 51, will report to John Swygert, President and Chief Executive Officer and will lead the Store Operations, Supply Chain, Real Estate and Asset Protection teams. Most recently he served as President and Chief Operating Officer of Christmas Tree Shops (CTS), a discount retailer specializing in seasonal, home decor, consumables, and closeout merchandise. After joining CTS in 2005, shortly after it was purchased by Bed Bath and Beyond, he assumed roles of increasing responsibility, leading to his appointment to Chief Operating Officer in 2018 and President and Chief Operating Officer in 2019. Prior to CTS, he held various financial and merchandising roles at May Department Stores Filene’s and Robinsons-May divisions including VP Planning/Replenishment/MIS and Divisional Controller from 1998 to 2005. Prior to this, he served as head of store operations for KB Toys.

There are no arrangements or understandings between Mr. van der Valk and any other person pursuant to which Mr. van der Valk was appointed as an officer of the Company.  Mr. van der Valk does not have any family relationship with any director or officer of the Company or any other person nominated or chosen by the Company to become a director or executive officer, and there are no transaction in which Mr. van der Valk has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Mr. van der Valk’s employment will be governed by an employment agreement (the “Employment Agreement”) between Mr. van der Valk and the Company. During the term of employment, Mr. van der Valk will (i) receive a starting base salary equal to $400,000, (ii) be eligible for an annual bonus corresponding to the Company EBITDA (as defined in the Employment Agreement) for such fiscal year (with a maximum of 100% of base salary) with such bonus calculated in a manner consistent with past practice, (iii) receive an employment commencement benefit, relocation allowance and capped reimbursement for relocation-related temporary housing, in each case subject to repayment if employment is ended within 24 months, (iv) be eligible to participate in all benefit plans generally available to senior executive officers of the Company, and (v) be entitled to 15 days of paid vacation per year for the first five years of employment, increasing to 20 days of paid vacation per year beginning with the sixth year of employment.

During the term of employment, and for specified periods thereafter, Mr. van der Valk will be subject to confidentiality provisions as well as provisions relating to proprietary rights, non-solicitation, and non-competition.

If the Company terminates Mr. van der Valk for “cause” (as defined in the Employment Agreement) or if Mr. van der Valk terminates his employment for “good reason” (as defined in the Employment Agreement), the Company shall continue to pay Mr. van der Valk his base salary for a period of 12 months after the termination date (the “Severance Period”) and continue to pay certain benefits to the extent permitted under such plans until the earlier of the Severance Period and the date he has commenced new employment.

In connection with entering into the Agreement, the Company will provide Mr. van der Valk with a long-term incentive equity grant valued at $600,000 with approximately fifty percent (50%) of the value from Restricted Stock Units (RSUs), and fifty percent (50%) of the value from stock options to purchase shares of the Company’s common stock, to be issued pursuant to, and subject to the terms and conditions of, the Ollie’s Bargain Outlet Holdings, Inc. 2015 Equity Incentive Plan.  These long-term incentives will be valued as of the close of trading on May 3, 2021.

The foregoing summary of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Employment Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 and incorporated by reference herein.

Item 8.01	Other Events

On May 3, 2021, the Company issued a press release relating to Mr. van der Valk’s new appointment. A copy of such press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are filed with this report:

EXHIBIT INDEX

Exhibit No.	Description

104	Cover Page Interactive Data File – the cover page XBRL tags are embedded within the Inline XBRL document.
10.1	Employment Agreement, dated May 3, 2021, by and between Ollie’s Bargain Outlet, Inc. and Eric van der Valk.
99.1	Press Release

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OLLIE’S BARGAIN OUTLET HOLDINGS, INC.

Date: May 3, 2021	By:	/s/ Jay Stasz
		Name:	Jay Stasz
		Title:	Senior Vice President and
Chief Financial Officer

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